Exhibit 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Proxy Statement/Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated February 5, 1998 except as to Note 14, for which the date is March 23, 1998, on our audit of the consolidated financial statements and schedule of Giant Cement Holding, Inc. ("Giant") as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997. We also consent to the references to our firm under the captions "Background Of The Spin-Off And The Merger" and "Experts" in the Proxy Statement/Prospectus.


Charlotte, North Carolina
March 30, 1998


                                         /s/ Coopers & Lybrand L.L.P.
                                         ------------------------------